Exhibit 99.1

Summit Advances Planned Conversion to C-Corporation
to Facilitate Growth and Value Creation

Schedules July 18th Special Meeting for Unitholder Approval:
Recommends Common Unitholders Vote “FOR” C-Corporation Conversion

Files Investor Presentation, Outlining Benefits for Summit Unitholders

HOUSTON, June 17, 2024 – Summit Midstream Partners, LP (NYSE: SMLP) (“Summit,” “SMLP” or the “Partnership”) announced today that it filed a proxy statement/prospectus (the “Proxy Statement/Prospectus”) and investor presentation and scheduled a Special Meeting of Common Unitholders (the “Special Meeting”) to vote on the reorganization from a master limited partnership (“MLP”) to a C-corporation.

The Special Meeting will be held virtually on July 18, 2024 at 2:00 p.m. Central Time. Summit common unitholders of record at the close of business on June 7, 2024 are entitled to vote at or in advance of the Special Meeting. The Summit Board of Directors unanimously recommends that Summit common unitholders vote “FOR” the reorganization to a C-corporation. Common unitholders will be receiving proxy cards or other instructions regarding how to vote on the transaction over the next few days.

Heath Deneke, President, Chief Executive Officer, and Chairman, commented, “After carefully considering a wide range of opportunities, the Board is confident that reorganizing to a C-corporation is in the best interests of Summit and all unitholders. The transaction will reduce unitholders’ tax burden; simplify Summit’s structure to make the equity easier to own; enhance trading liquidity; greatly expand the universe of potential investors; and reduce administrative burden, providing greater transparency and easier decision-making for investors. We urge all Summit common unitholders to vote ‘FOR’ the reorganization to a C-corporation.”

The Conversion Will Deliver Key Benefits to Unitholders, including:

●	Tax Benefits for Unitholders
-	Reduces unitholder’s tax burden going forward, including by eliminating the recapture of previously allocated MLP items
-	Majority of current unitholders are projected to have positive tax capital account balances at the conversion date, resulting in no taxable gain from the proposed non-taxable exchange
-	Recent effects of changes in tax laws have reduced the ability of MLPs to utilize bonus depreciation and deduct interest expense, crucial levers to defer cash tax obligations for ownership of MLP units
-	In the current MLP structure, a substantial portion of existing Summit unitholders are expected to be allocated positive taxable income over the next few years, resulting in an increase in annual taxes owed by longer-tenured unitholders
-	Upon becoming a C-corporation, Summit does not expect any material corporate cash tax leakage for the foreseeable future

●	Maximizes Potential Index Inclusion and Trading Liquidity
-	Potential for investment demand by mutual funds benchmarked to Russell and S&P indices[1],2,3
-	Greater potential trading liquidity as equity accessible by deeper pool of domestic and international investors, including tax-exempt and non-U.S. institutions

●	Aligns Summit’s Tax Structure with its Gathering and Processing Peer Group

●	Simplifies Summit’s Structure and Reduces Administrative Burden
-	Streamlines tax reporting (i.e., no K-1s for tax years following the reorganization to a C-corporation)
-	Creates publicly traded entity with no change in relative ownership
-	Provides greater transparency to investors on tax implications of buy/hold decisions

Following Summit unitholder approval, the transaction is expected to close later in 2024.

Presentation

An investor presentation with additional information for unitholders can also be found on the Investors section of Summit’s website at www.summitmidstream.com.

Summit common unitholders who need assistance in completing the proxy card, need additional copies of the proxy materials or have questions regarding the upcoming Special Meeting should contact Summit’s proxy solicitor:

Morrow Sodali, LLC

Phone: (800) 662-5200 or (203) 658-9400

Email: SMLP@info.morrowsodali.com

About Summit Midstream Partners, LP

SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in four unconventional resource basins: (i) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (ii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP is headquartered in Houston, Texas.

[1]	Russell 2000/3000 ($30 million minimum market cap): there are currently ~150 companies with a market cap below $200 million in the Russell indices; inclusion at annual rebalance would result in potential index demand of ~12% of float
[2]	S&P Total Market Index (no minimum market cap): inclusion would result in potential index demand of ~1% of float
[3]	Other indices such as the S&P 600 Small Cap (~$850 million minimum market cap, ~13% of float) and MSCI Investible Market Index (~$700 million minimum market cap, ~3% of float) would require Summit to grow materially before gaining eligibility

Forward-Looking Statements

This communication contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond the control of the Partnership and Summit Midstream Corporation (the “New Summit”), which may include statements about:

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger (the “Merger Agreement”);
●	the risk that the failure to consummate the reorganization to a C-Corporation (“Corporate Reorganization”) will disrupt ongoing or future strategic alternatives, including a Potential Transaction (as defined in the Proxy Statement/Prospectus);
●	the outcome of any legal proceedings that may be instituted against the Partnership or New Summit and others relating to the Merger Agreement;
●	the effect of the announcement of the Corporate Reorganization on the Partnership’s customer relationships, operating results and business generally;
●	the risks that the proposed Corporate Reorganization disrupts current plans and operations;
●	the amount of the costs, fees, expenses and charges related to the Corporate Reorganization;
●	the failure to obtain the unitholder approval and to satisfy the other conditions to the consummation of the Corporate Reorganization;
●	the failure to realize a lower long-term cost of capital and other anticipated benefits of the proposed Corporate Reorganization;
●	the Partnership and New Summit’s ability to access the debt and equity markets, which will depend on general market conditions and the credit ratings for debt obligations;
●	fluctuations in natural gas, natural gas liquids (“NGLs”) and crude oil prices, including as a result of political or economic measures taken by various countries or the Organization of the Petroleum Exporting Countries;
●	the extent and success of the Partnership’s and New Summit’s customers’ drilling and completion efforts, as well as the quantity of natural gas, crude oil, freshwater deliveries, and produced water volumes produced within proximity of the Partnership’s and New Summit’s assets;
●	failure or delays by the Partnership’s and New Summit’s customers in achieving expected production in their natural gas, crude oil and produced water projects;
●	competitive conditions in the Partnership’s and New Summit’s industry and their impact on the Partnership’s and New Summit’s ability to connect hydrocarbon supplies to the Partnership’s and New Summit’s gathering and processing assets or systems;
●	actions or inactions taken or nonperformance by third parties, including suppliers, contractors, operators, processors, transporters and customers, including the inability or failure of the Partnership’s and New Summit’s shipper customers to meet their financial obligations under the Partnership’s and New Summit’s gathering agreements and the Partnership’s and New Summit’s ability to enforce the terms and conditions of certain of the Partnership’s and New Summit’s gathering agreements in the event of a bankruptcy of one or more of the Partnership’s and New Summit’s customers;
●	the Partnership’s and New Summit’s ability to divest of certain of the Partnership’s and New Summit’s assets to third parties on attractive terms, which is subject to a number of factors, including prevailing conditions and outlook in the natural gas, NGL and crude oil industries and markets;
●	the ability to attract and retain key management personnel;
●	commercial bank and capital market conditions and the potential impact of changes or disruptions in the credit and/or capital markets;

●	changes in the availability and cost of capital and the results of the Partnership’s and New Summit’s financing efforts, including availability of funds in the credit and/or capital markets;
●	restrictions placed on the Partnership and New Summit by the agreements governing the Partnership’s and New Summit’s debt and preferred equity instruments;
●	the availability, terms and cost of downstream transportation and processing services;
●	natural disasters, accidents, weather-related delays, casualty losses and other matters beyond the Partnership’s and New Summit’s control;
●	the current and potential future impact of the COVID-19 pandemic or other pandemics on the Partnership’s and New Summit’s business, results of operations, financial position or cash flows;
●	operational risks and hazards inherent in the gathering, compression, treating and/or processing of natural gas, crude oil and produced water;
●	the Partnership’s and New Summit’s ability to comply with the terms of the agreements comprising the Global Settlement (as defined in the Proxy Statement/Prospectus);
●	weather conditions and terrain in certain areas in which the Partnership and New Summit operate;
●	physical and financial risks associated with climate change;
●	any other issues that can result in deficiencies in the design, installation or operation of the Partnership’s and New Summit’s gathering, compression, treating, processing and freshwater facilities;
●	timely receipt of necessary government approvals and permits, the Partnership’s and New Summit’s ability to control the costs of construction, including costs of materials, labor and rights-of-way and other factors that may impact the Partnership’s and New Summit’s ability to complete projects within budget and on schedule;
●	the Partnership’s and New Summit’s ability to finance the Partnership’s and New Summit’s obligations related to capital expenditures, including through opportunistic asset divestitures or joint ventures and the impact any such divestitures or joint ventures could have on the Partnership’s and New Summit’s results;
●	the effects of existing and future laws and governmental regulations, including environmental, safety and climate change requirements and federal, state and local restrictions or requirements applicable to oil and/or gas drilling, production or transportation;
●	the effects of litigation;
●	interest rates;
●	changes in general economic conditions; and
●	other factors and uncertainties discussed in Proxy Statement/Prospectus and the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “Annual Report”) and the Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

All of these types of statements, other than statements of historical fact included in this communication, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in the Proxy Statement/Prospectus are largely based on the Partnership’s expectations, which reflect estimates and assumptions made by the Partnership’s management. These estimates and assumptions reflect the Partnership’s best judgment based on currently known market conditions and other factors. Although the Partnership believes such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond the Partnership’s control. In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in the Proxy Statement/Prospectus are not guarantees of future performance, and the Partnership’s expectations may not be realized or the forward-looking events and circumstances may not occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described in the section of the Proxy Statement/Prospectus entitled “Risk Factors.” The forward-looking statements in the Proxy Statement/Prospectus speak only as of the date of this document; we disclaim any obligation to update such statements unless required by securities law, and we caution you not to unduly rely on them.

Additional Information and Where to Find It

This communication relates to the proposed Corporate Reorganization of the Partnership. This communication may be deemed to be solicitation material in respect of the proposed Corporate Reorganization. The proposed Corporate Reorganization has been submitted to the Partnership’s common unitholders for their consideration. In connection with the proposed Corporate Reorganization, New Summit has filed with the SEC a Form S-4 containing the Proxy Statement/Prospectus to be distributed to the Partnership’s common unitholders in connection with the Partnership’s solicitation of proxies for the vote of the Partnership’s common unitholders in connection with the proposed Corporate Reorganization and other matters as described in such Proxy Statement/Prospectus. The Proxy Statement/Prospectus also serves as the prospectus relating to the offer of the securities to be issued to the Partnership’s common unitholders in connection with the completion of the proposed Corporate Reorganization. The Partnership and New Summit may file other relevant documents with the SEC regarding the proposed Corporate Reorganization. The definitive Proxy Statement/Prospectus has been mailed to the Partnership’s common unitholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED CORPORATE REORGANIZATION, INVESTORS AND COMMON UNITHOLDERS AND OTHER INTERESTED PERSONS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED CORPORATE REORGANIZATION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED CORPORATE REORGANIZATION.

The Proxy Statement/Prospectus, any amendments or supplements thereto and other relevant materials, and any other documents filed by the Partnership or New Summit with the SEC, may be obtained as such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov or by directing a written request to the Partnership at 910 Louisiana Street, Suite 4200, Houston, Texas 77002.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

The Partnership, Summit Midstream GP, LLC (the “General Partner”), and certain of the General Partner’s executive officers, directors, other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed Corporate Reorganization. Information regarding the General Partner’s directors and executive officers is available in the Annual Report. To the extent that holdings of the Partnership’s securities have changed from the amounts reported in the Annual Report, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge from the sources indicated above. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Form S-4, the Proxy Statement/Prospectus and other relevant materials relating to the proposed Corporate Reorganization filed with the SEC. Common unitholders and other investors should read the Proxy Statement/Prospectus carefully before making any voting or investment decisions.

832-413-4770, ir@summitmidstream.com

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